UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20429

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 12, 2005 (April 11, 2005)

NOLAND COMPANY

(Exact name of Registrant as specified in charter)

Virginia	2-27393	54-0320170
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

80 29th Street, Newport News, Virginia	23607
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (757) 928-9151

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 11, 2005, upon the recommendation of the Compensation Committee, the Board of Directors of Noland Company (the “Company”) approved and adopted the Noland Company Executive Severance Plan and the Noland Company Supplemental Executive Retirement Plan, both effective as of April 1, 2005. In addition, the Board of Directors amended the Noland Company Severance Pay Program and the Noland Company Restricted Stock Plan.

Noland Company Executive Severance Plan

Under the Noland Company Executive Severance Plan (the “Severance Plan”), if during a Participant’s Protection Period (as defined in the Severance Plan) either (i) such Participant’s employment with the Company is terminated by the Company for any reason other than for Cause (as defined in the Severance Plan) or (ii) the Participant terminates his or her employment with the Company for Good Reason (as defined in the Severance Plan) then the Participant is entitled under the Severance Plan to receive a severance benefit equal in amount to the Severance Multiple (as defined in the Severance Plan) times the sum of (x) the Participant’s annualized base salary in effect as of the end of the month preceding the Participant’s Separation Date (as defined in the Severance Plan) and (y) the average annual bonus paid or deemed paid to the Participant for the three full calendar years immediately prior to the calendar year in which the Participant’s Separation Date occurs. Such severance benefit shall be payable monthly over the remaining full or partial months of the Participant’s Protection Period as of the Participant’s Separation Date. In addition, during the Participant’s Protection Period or such longer period as provided by the terms of the applicable welfare benefit plan, program, practice or policy, the Company shall continue medical, disability and life insurance benefits to the Participant and/or the Participant’s family. The Participant’s Protection Plan is reduced by one day for each day of continued comparable employment by the Company or its successor and severance benefits are reduced by all amounts actually earned by Participant from other employment accepted by the Participant after the Participant’s Separation Date.

If the Participant’s employment is terminated due to the Participant’s death or Disability during the Protection Period then the Company shall have no further obligations under the Severance Plan other than for payment of Accrued Obligations (as defined in the Severance Plan) and the timely payment and provision of Other Benefits (as defined in the Severance Plan).

If a Participant’s employment is terminated for Cause during the Protection Period, then the Company shall have no further obligations to the Participant under the Severance Plan other than the obligation to pay to the Participant (i) such Participant’s annual base salary through the Separation Date, and (ii) Other Benefits, in each case to the extent theretofore unpaid.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the Severance Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Noland Company Supplemental Executive Retirement Plan

Under the Noland Company Supplemental Executive Retirement Plan (the “Supplemental Plan”) each Participant (as defined in the Supplemental Plan), upon loss of employment with the Company or an Affiliate due to a Change of Control (as defined in the Supplemental Plan) for any reason other than the Participant’s voluntary termination other than for Good Reason (as defined the Supplemental Plan) or termination for Cause (as defined in the Supplemental Plan), earns the right to receive a retirement benefit equal to one-twelfth (1/12) of the difference between the Participant’s Accrued Benefit earned under the Improved Retirement Plan for Employees of Noland Company, as amended from time to time (the “Regular Plan”), and the Accrued Benefit the Participant would have received under the Regular Plan assuming his or her employment with the Company and its Affiliates continued at the same Compensation level through the end of his or her Protection Period (as defined in the Supplemental Plan) or to his date of death or disability. Assuming accruals continue under the Regular Plan through a Participant’s Protection Period, a Participant loses one day of his Protection Plan for for each day of continued comparable employment by the Company or its successor.

Each Participant’s rights to benefits accrued under the Supplemental Plan are fully vested. Generally, single Participants shall receive their benefits as a straight line life annuity and married Participants shall receive their benefits as a 100% Joint and Survivor Annuity commencing at their normal retirement date under the Regular Plan.

The foregoing description of the Supplemental Plan does not purport to be complete and is qualified in its entirety by reference to the Supplemental Plan, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Noland Company Severance Pay Program

The Noland Company Severance Pay Program was amended by the Board of Directors by adding the following sentence at the end of Section I, “Policy”:

Notwithstanding the previous sentence, employees who are entitled to greater benefits under the Noland Company Executive Severance Pay Plan are not eligible for benefits under the Severance Pay Program.

Noland Company Restricted Stock Plan

The Noland Company Restricted Stock Plan was amended by the Board of Directors by revising the last sentence of Section 6.02, Vesting, of Article VI, Restricted Stock as follows:

Unless accelerated by the Committee in the event of death, Disability, Retirement, or a change of control of the Company, nonvested shares granted pursuant to a Restricted Stock award under this Plan will be forfeited if the Participant separates from the service of the Company or an Affiliate for any reason.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statement and Exhibits.

(c)	Exhibits.

10.1	Noland Company Executive Severance Pay Plan

10.2	Noland Company Supplemental Executive Retirement Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2005

NOLAND COMPANY

By:	/s/ Arthur P. Henderson
Arthur P. Henderson, Jr.
Vice President - Finance

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Noland Company Executive Severance Pay Plan

10.2	Noland Company Supplemental Executive Retirement Plan